                                                                                                                                                                                                                    Exhibit 99.1

 David J. Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2009 RESULTS

 1Q Net Sales Decreased Approximately 7 Percent to $4.5 Billion;
 EPS Were $0.98 Compared With GAAP-basis EPS of $1.04 and Adjusted EPS of $1.08 in 1Q ’08; Cash Provided By Operations Rose 56 Percent

 Currency Effects Reduced 2009 Sales by 10 Percent and Negatively Affected Earnings Comparisons by About 30 Cents Per Share; Pension Expense Higher by 8 Cents Per Share, As Expected

 Company Reaffirms Previous Earnings Guidance for the Full Year of 2009

DALLAS, April 22, 2009—Kimberly-Clark Corporation (NYSE: KMB) today reported that net sales in the first quarter of 2009 decreased 6.6 percent to $4.5 billion, as the effect of weaker foreign currency exchange rates more than offset organic sales growth of 3-plus percent.  The growth in organic sales was driven by higher net selling prices, which increased approximately 6 percent, partially offset by a decline in overall sales volumes of nearly 3 percent.  The lower sales volumes reflect challenging economic conditions in North America and Europe, particularly affecting the company’s K-C Professional and Consumer Tissue businesses, as well as the child care category in Personal Care.  Meanwhile, sales volumes in developing and emerging markets rose about 2 percent.
     Diluted net income per share for the quarter was $0.98 compared with $1.04 and adjusted earnings of $1.08 in the prior year.  During the quarter, the company delivered continued double-digit organic sales growth in developing and emerging markets, realized improved net selling prices in North America and Europe, and also benefited from lower costs stemming from commodity cost deflation and cost savings initiatives. These positive factors contributed to an increase in gross profit margin of approximately 200 basis points versus the year-ago quarter, more than offsetting higher costs for production curtailment and pension expense.  Operating profit and earnings per share, however, were down compared with the prior year, mainly as a result of unfavorable currency effects and the decline in overall sales volumes.  Currency translation and transaction losses reduced earnings in the first quarter by about 30 cents per share compared with the prior year.  The increase in pension expense in the first quarter was equivalent to approximately 8 cents per share.
     Adjusted earnings per share in the first quarter of 2008 exclude charges for strategic cost reductions to streamline the company’s operations.  Additional detail on this item and further information about adjusted earnings per share and why the company uses this non-GAAP financial measure are provided

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            later in this news release.
     Chairman and Chief Executive Officer Thomas J. Falk said, “Business conditions in the first quarter proved to be somewhat more challenging than we predicted earlier this year, with significant headwinds from weak global economies and volatile currency fluctuations impacting our results.  Despite the difficult environment, we made progress in several areas during the quarter.  We continued to pursue our targeted growth initiatives and build our brands.  We improved profitability in our Personal Care, Consumer Tissue and Health Care businesses, indicating that our focus on increasing margins is starting to pay off.  We delivered continued double-digit organic top-line growth in developing and emerging markets.  We also generated strong cash flow, including early benefits from our efforts to improve working capital.  While this progress is encouraging, we are not yet where we need to be.  We are committed to overcome the challenges facing us and deliver improved bottom-line results.”
Review of first quarter sales by business segment
     Sales of personal care products declined 3.4 percent compared with the first quarter of 2008.  Net selling prices increased 6 percent, and sales volumes and product mix both improved 1 percent, while weaker currencies reduced sales by more than 11 percent.
     Personal care sales in North America increased about 2 percent versus the year-ago quarter, as improvements in net selling prices and product mix of 5 percent and 1 percent, respectively, were partially offset by decreases in sales volumes and unfavorable currency effects of 2 percent each.  The higher selling prices resulted from increases implemented during 2008 across all categories, net of increased competitive promotional activity, mainly for Huggies diapers.  Although product innovations contributed to solid volume gains for Depend and Poise adult care products, sales volumes for the company’s child care and baby wipes brands were down high single digits, due in part to a slowdown in category sales.  Meanwhile, first quarter sales volumes of Huggies diapers and Kotex feminine care products declined slightly.
     In Europe, personal care sales fell approximately 22 percent in the quarter.  Currency exchange rates, down 19 percent, accounted for most of the decrease.  Sales volumes were down about 3 percent compared with the prior year primarily as a result of lower sales of child care products, and net selling prices were down less than 1 percent.  Although sales volumes for Huggies diapers were little changed across the region, they were up in the growing Central European markets, but down in the company’s four core markets of the U.K., France, Italy and Spain.
     In developing and emerging markets, personal care sales decreased about 5 percent, as continued robust growth in organic sales was more than offset by negative currency effects of 20 percent.  Sales volumes increased approximately 5 percent, while net selling prices improved nearly 9 percent and product mix was better by approximately 1 percent.  The growth in organic sales was broad-based, with particular strength in China, South Korea, Russia, Turkey, South Africa, Vietnam, Brazil and the Andean

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region in Latin America.
     Sales of consumer tissue products declined 7.8 percent in the first quarter.  Although net selling prices increased approximately 6 percent and product mix was favorable by 1 percent, overall sales volumes were down 5 percent compared with the prior year and unfavorable currency exchange rates reduced sales by more than 10 percent.
     In North America, sales of consumer tissue products increased about 1 percent in the first quarter, as an increase in net selling prices of more than 5 percent and improved product mix of about 2 percent were mostly offset by a 5 percent decline in sales volumes and currency effects of 1 percent.  The improvement in net selling prices reflects list price increases implemented across the bathroom tissue, paper towel and facial tissue categories during 2008, partially offset by an increase in competitive promotional activity.  The lower sales volumes reflect the company’s focus on improving revenue realization, as well as slower category growth and consumer trade-down.  For the quarter, volume levels were down high-single digits across the Viva and Scott paper towel brands and mid-single digits for Kleenex facial tissue.  Overall bathroom tissue sales volumes were down low-single digits, as higher Scott Tissue volumes were more than offset by lower Cottonelle volumes.
     In Europe, consumer tissue sales dropped nearly 21 percent compared with the first quarter of 2008, on weaker foreign currency exchange rates of approximately 18 percent.  Sales volumes were down more than 6 percent, due mainly to lower sales of Andrex and Scottex bathroom tissue in response to higher prices and continued softness in category sales, particularly in the U.K.  Net selling prices improved 3 percent, primarily for bathroom tissue in most markets across the region, and product mix also was better by 1 percent.
     Consumer tissue sales in developing and emerging markets were lower by more than 11 percent, driven by unfavorable currency effects of approximately 19 percent and a 4 percent decline in sales volumes.  These factors more than offset a double-digit increase in net selling prices, as the company raised prices in most markets over the past year to recover higher raw materials costs.
     Sales of K-C Professional (KCP) & other products decreased 14.5 percent compared with the first quarter of 2008.  Overall sales volumes fell more than 9 percent, changes in foreign currency rates also reduced sales by 9 percent and product mix was unfavorable by about 1 percent, partially offset by a 5 percent improvement in net selling prices.  Economic weakness and rising unemployment levels in North America and Europe had a significant effect on KCP’s categories in the first quarter.  In North America, sales declined approximately 10 percent.  While net selling prices rose by 5 percent, sales volumes declined nearly 13 percent, and product mix and currency effects both were negative by about 1 percent.  In Europe, KCP’s sales went down 24 percent in the first quarter, as sales volumes were almost 10 percent lower, product mix was off 1 percent and weaker currencies depressed sales by about 17 percent.  These factors were partially offset by a 4 percent benefit from price increases implemented during 2008.

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Across developing and emerging markets, sales were down about 12 percent, primarily reflecting adverse currency effects of almost 19 percent, while sales volumes and net selling prices were higher by approximately 2 percent and 6 percent, respectively.
     Sales of health care products were unchanged in the first quarter, as growth in sales volumes of 4 percent was offset by unfavorable currency exchange rates.  The improvement in sales volumes was driven by mid-single digit growth in North America, with particular strength in sales of exam gloves, and double-digit growth in developing and emerging markets.  Sales volumes in Europe, however, were down mid-single digits.
Other first quarter operating results
     Operating profit was $628 million in the first quarter of 2009, down about 5 percent from $664 million in 2008, but down nearly 9 percent compared with prior year adjusted operating profit of $688 million.  The latter amount excludes net charges incurred in 2008 for the company’s strategic cost reduction plan.
     In addition to the effects of higher net selling prices and lower sales volumes, there were several other significant factors affecting year-over-year operating profit comparisons.  As previously mentioned, lower commodity costs and successful cost savings efforts benefited first quarter results.  Deflation in key cost inputs amounted to approximately $75 million overall versus 2008, including about $65 million in lower fiber costs, $20 million for raw materials other than fiber, primarily polymer resins and other oil-based materials and $10 million in distribution costs, partially offset by about $20 million of higher energy costs.  Cost savings in the quarter from the company’s FORCE (Focused On Reducing Costs Everywhere) program and strategic cost reduction plan totaled $24 million and $21 million, respectively.  At the same time, production curtailments to control inventory levels reduced operating profit by approximately $90 million compared with the year-ago quarter.  The downtime helped the company decrease inventories, which went down by more than $300 million during the quarter.  Pension expense rose by $46 million in the first quarter, as expected, with a majority of the increase reflected in cost of sales.
     Meanwhile, currency losses reduced first quarter operating profit by approximately $150 million in 2009 versus 2008.  Translation losses arising from changes in currency exchange rates totaled more than $65 million, with a number of key currencies weakening by more than 20 percent versus the U.S. dollar.  In addition, other (income) and expense, net in the first quarter was a net expense of $77 million in 2009 compared with income of $7 million in 2008.  The increase was driven by currency transaction losses totaling $76 million in the current year, whereas currency gains were mainly responsible for the net benefit in the prior year.  Approximately two-thirds of the transaction losses incurred in 2009 related to conversion of local currency cash balances to U.S. dollars at certain operations in Latin America where currency exchange restrictions are in place.  Actions are underway to deliver further improvement in business results at these operations in order to mitigate the effects of the restrictions.

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     The company’s effective tax rate for the first quarter of 2009 was 29.1 percent, consistent with the anticipated full year range of 28 to 30 percent.  In the year-ago quarter, the effective tax rate was 27.6 percent and the adjusted effective tax rate, excluding the effects of charges for the company’s strategic cost reduction plan, was 27.8 percent.  A reconciliation of the 2008 effective tax rate calculation is provided in a separate section of this news release.
     Kimberly-Clark’s share of net income of equity companies in the first quarter decreased to $32 million from $43 million in 2008, mainly as a result of lower net income at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM).  Although KCM delivered high single-digit organic sales growth and improved its gross profit margin, operating profit and net income comparisons were adversely affected by currency translation and transaction losses, including losses on U.S. dollar-denominated liabilities.  Compared with the first quarter of 2008, the Mexican peso depreciated by an average of approximately 25 percent versus the U.S. dollar.  Kimberly-Clark’s share of currency effects at KCM totaled about $18 million for the quarter, equivalent to approximately 4 cents per share.  KCM has recently taken steps to hedge a significant portion of its U.S. dollar liability exposure.
     Net income attributable to noncontrolling interests (formerly minority owners’ share of subsidiaries’ net income) was $24 million in the first quarter of 2009 compared with $35 million in the prior year.  The decrease was primarily due to noncontrolling interests’ share of the above-mentioned currency losses in Latin America, along with the acquisition of the remaining interest in the company’s Andean affiliate in late January 2009.
Cash flow and balance sheet
     Cash provided by operations in the first quarter totaled $692 million, an increase of approximately 56 percent from $444 million in the prior year.  The improvement was driven by a significant reduction in the company’s investment in working capital, particularly inventories, compared with the year-ago quarter, partially offset by lower cash earnings.  First quarter contributions to the company’s defined benefit pension plans totaled $90 million in 2009 versus $36 million in 2008.  Capital spending for the quarter was $211 million compared with $221 million in the prior year and in line with the company’s target for spending of $800 to $850 million for the full year of 2009.  Consistent with its previously announced plans for 2009, the company did not repurchase any shares of its common stock during the first quarter.
     Total debt and redeemable securities was $7.2 billion at March 31, 2009 compared with $7.0 billion at the end of 2008.
Outlook
     The company updated several key planning and guidance assumptions for 2009, as follows:
•	Organic sales growth of 1 to 2 percent, somewhat below previous expectations as overall sales volumes are now anticipated to be flat to down slightly for the year instead of flat to up slightly.

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Year-over-year net selling prices are still expected to be up approximately 2 to 3 percent and product mix should be flat to up modestly.
•	Net sales decline of 6 to 8 percent. Currency is expected to reduce sales for the full year by approximately 8 to 9 percent, assuming exchange rates remain in line with first quarter levels.
•
Deflation in key cost inputs of approximately $600 to $700 million.  This compares to the company’s previous expectation for $300 million of cost deflation and reflects estimated average market pricing for benchmark northern softwood pulp of approximately $660 per metric ton and oil prices averaging $45 to $55 per barrel for the balance of the year.  As previously noted, weaker currency exchange rates versus 2008 reduce the potential benefit of forecasted declines in dollar-based input costs for operations outside the U.S.

•
Pension expense of approximately $255 million across all company defined benefit plans, down approximately $40 million from the original plan for the year, with virtually all of the reduction in expense coming in the second half of the year.  The decrease is a result of the company’s decision to freeze plan benefits for all U.S. non-union employees effective December 31, 2009.  Cash contributions to the plans in 2009 are not affected by this change and therefore are still expected to total about $530 million versus $130 million in 2008.

•
Year-over-year currency translation and transaction losses for consolidated operations of $425 to $500 million versus the previous assumption for losses in a range of $250 to $325 million.  Most of the increase is due to an expectation for higher transaction losses based on the company’s experience in the first quarter.

     Commenting on the outlook, Falk said, “We expect the external environment will remain challenging throughout the balance of the year.  While we are encouraged that commodity costs have declined and have begun to positively impact our gross margins, economic weakness is impacting demand for our products.  Moreover, currency effects have become a more significant drag than we anticipated heading into the year.  Overall, we remain mindful of the potential for unexpected changes in consumer demand or net selling prices for our products and further volatility in currency exchange rates and our input costs.
     “That said, we are confident in our strategic direction.  We plan to continue to do the right things for the long-term health of our businesses and effectively manage those factors which we can control.  We will continue to invest in our brands and build our capabilities in marketing, innovation and customer development to improve our competitive position and drive sustainable growth, while at the same time staying focused on increasing margins and maximizing cash flow in the short term.  In addition, we intend to further improve inventory levels; as a result, production curtailment will be higher than previously anticipated.  Moreover, in this environment, we must also be flexible enough to adjust our plans to deliver the best possible results.  In fact, we have already begun to generate incremental savings, particularly in

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product sourcing and supply chain costs, with additional plans underway to drive even greater efficiencies throughout our organization.
     “All things considered, we are on track with our plan for the year and continue to expect earnings per share in 2009 will be in a range of $4.00 to $4.20, even though some of our planning assumptions have changed considerably.  We also continue to believe that earnings per share in the first half of the year are likely to be down versus 2008, with improvement expected in the second half of the year.”
Non-GAAP financial measures
 This press release and the accompanying tables include the following financial measures in 2008 that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures.
•  adjusted earnings and earnings per share
•  adjusted operating profit
•  adjusted effective tax rate
 These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share, operating profit and effective tax rate calculated in accordance with GAAP.  A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below.  In accordance with the requirements of SEC Regulation G, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
 The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers.  Additionally, the Management Development and Compensation Committee of the company’s Board of Directors uses these non-GAAP financial measures when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s adjusted return on invested capital determined by excluding the charges that are used in calculating these non-GAAP financial measures.
 In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations, as well as assisting investors in evaluating how well the company is executing the material changes to our enterprise

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contemplated by the strategic cost reduction plan.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
We calculated adjusted earnings, adjusted earnings per share, adjusted operating profit and adjusted effective tax rate in 2008 by excluding from the comparable GAAP measure charges related to our strategic cost reduction plan for streamlining the company’s operations.  The nature of and basis for the adjustments are described below:
•
Strategic cost reduction plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.  The strategic cost reduction plan commenced in the third quarter of 2005 and was completed as of December 31, 2008.  At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan.  Management does not consider these charges to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes these charges when making decisions to allocate resources among its business units.

•
Adjusted effective tax rate. In the analysis of its effective tax rate, the company excludes the effects of charges for the strategic cost reduction plan.  We believe that adjusting for these items provides improved insight into the tax effects of our ongoing business operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.
Conference call
 A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today.  The conference call will be simultaneously broadcast over the World Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

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About Kimberly-Clark
 Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 137-year history of innovation, visit www.kimberly-clark.com.
 Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
 Certain matters contained in this news release concerning the business outlook, including economic conditions, anticipated currency rates and exchange risk, cost savings, changes in finished product selling prices, anticipated raw material and energy costs, anticipated benefits related to the strategic cost reduction plan, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2008 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED MARCH 31
(Millions of dollars, except per share amounts)

	Three Months
	Ended March 31
	2009	2008	Change

Net Sales	$4,493	$4,813	- 6.6%
Cost of products sold	3,039	3,357	- 9.5%

Gross Profit	1,454	1,456	- 0.1%
Marketing, research and general expenses	749	799	- 6.3%
Other (income) and expense, net	77	(7)	N.M.

Operating Profit	628	664	- 5.4%
Interest income	8	8	-
Interest expense	(73)	(74)	- 1.4%

Income Before Income Taxes and Equity Interests	563	598	- 5.9%
Provision for income taxes	(164)	(165)	- 0.6%
Income Before Equity Interests	399	433	- 7.9%
Share of net income of equity companies	32	43	- 25.6%

Net Income	431	476	- 9.5%
Net income attributable to noncontrolling interests(a)	(24)	(35)	- 31.4%

Net Income Attributable to Kimberly-Clark Corporation(a)	$407	$441	- 7.7%

Per Share Basis – Diluted Net Income Attributable to Kimberly-Clark Corporation(a)	$.98	$1.04	- 5.8%

(a)
Effective January 1, 2009, the Corporation adopted Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”), as required.  Prior year amounts have been recast to conform to the requirements of SFAS 160.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

Three Months
Ended March 31
2008
Cost of products sold	$12

Marketing, research and general expenses	11

Other (income) and expense, net	1

Provision for income taxes	(8)

Net Charges	$16

2. Other Information:

	Three Months
	Ended March 31
	2009	2008
Cash Dividends Declared Per Share	$.60	$.58

	March 31
Common Shares (Millions)	2009	2008

Outstanding, as of	413.9	419.1

Average Diluted for:
Three Months Ended	415.9	423.6

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
 (Millions of dollars)
Supplemental Financial Information:

Preliminary Balance Sheet Data:
	March 31	December 31
	2009	2008

Cash and cash equivalents	$592	$364

Accounts receivable, net	2,385	2,492

Inventories	2,187	2,493

Total current assets	5,505	5,813

Total assets	17,573	18,089

Accounts payable	1,427	1,603

Debt payable within one year	1,314	1,083

Total current liabilities	4,780	4,752

Long-term debt	4,875	4,882

Redeemable securities of subsidiaries	1,046	1,043

Stockholders’ equity	3,813	4,250

	Three Months
	Ended March 31
Preliminary Cash Flow Data:	2009	2008

Cash provided by operations	$692	$444

Cash used for investing	$(447)	$(170)

Cash used for financing	$(17)	$(219)

Depreciation and amortization	$177	$200

Capital spending	$211	$221

Cash dividends paid	$240	$224

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions.  Corporate & Other includes the costs related to the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, KleenGuard and Kimcare brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical gowns, drapes, infection control products, sterilization wrap, face masks, exam gloves, respiratory products and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months
	Ended March 31
	2009	2008	Change
NET SALES:

Personal Care	$1,977	$2,046	- 3.4%
Consumer Tissue	1,574	1,707	- 7.8%
K-C Professional & Other	651	761	- 14.5%
Health Care	298	298	-

Corporate & Other	13	22	N.M.

Intersegment Sales	(20)	(21)	N.M.

Consolidated	$4,493	$4,813	- 6.6%

OPERATING PROFIT:

Personal Care	$442	$428	+ 3.3%
Consumer Tissue	194	156	+ 24.4%
K-C Professional & Other	80	97	- 17.5%
Health Care	48	46	+ 4.3%

Corporate & Other(a)	(59)	(70)	- 15.7%

Other income and (expense), net(a)(b)	(77)	7	N.M.

Consolidated	$628	$664	- 5.4%

(a)	For the period ended March 31, 2008, Corporate & Other includes $(23) million and Other income and (expense), net includes $(1) million of pretax amounts for the strategic cost reductions.

(b)	For the period ended March 31, 2009, Other income and (expense), net includes $(76) million of currency transaction losses versus gains of $12 million in 2008.

                    N.M. – Not meaningful
                    Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED MARCH 31

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2009
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	(6.6)	(3)	6	-	(10)

Personal Care	(3.4)	1	6	1	(11)

Consumer Tissue	(7.8)	(5)	6	1	(10)

K-C Professional & Other	(14.5)	(9)	5	(1)	(9)

Health Care	-	4	-	-	(4)

(1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended
	March 31, 2008
		Diluted
	Income	Earnings
	(Expense)	Per Share

Adjusted Earnings	$457	$1.08

Adjustments for:

Strategic Cost Reduction charges	(16)	(.04)

Net Income Attributable to Kimberly-Clark Corporation	$441	$1.04

OPERATING PROFIT SUMMARY:

Three Months Ended March 31, 2008

Adjusted Operating Profit	$688

Adjustments for:

Strategic Cost Reduction charges	(24)

Operating Profit	$664

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions of dollars)

Effective Income Tax Rate Reconciliation:

	Three Months Ended
	March 31, 2008

	As Reported	Excluding Adjustments(1)

Income Before Income Taxes	$598	$622

Provision for Income Taxes	165	173

Effective Income Tax Rate	27.6%

Adjusted Effective Income Tax Rate		27.8%

(1)    Charges for Strategic Cost Reductions.

Investor Relations contacts:	Mike Masseth, 972-281-1478, mmasseth@kcc.com
Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact:	Dave Dickson, 972-281-1481, ddickson@kcc.com

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